UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    March 10, 2009

Commission File No. 000-16929

DOR BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

DELAWARE		41-1505029
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

850 Bear Tavern Road, Suite 201 Ewing, NJ		08628
(Address of principal executive offices)		(Zip Code)
(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 10, 2009, DOR BioPharma, Inc. (the “Company”) appointed Gregg A. Lapointe, C.P.A., M.B.A., to the Company’s Board of Directors.  Pursuant to the Company’s February 11, 2009 stock purchase agreement with Sigma-Tau Pharmaceuticals, Inc.(“Sigma-Tau”), the Company is obligated to nominate and use its best efforts to secure the election of Mr. Lapointe to the Company’s Board of Directors at the next annual stockholders meeting.  However, the Board of Directors decided to add Mr. Lapointe to the Board at this time in order to benefit from his experience.

Mr. Lapointe serves on the Board of Directors of the Pharmaceuticals Research and Manufacturers of America (PhRMA) and is a member of the Corporate Council of the National Organization for Rare Diseases (NORD). He has served in varying roles for Sigma-Tau, a private biopharmaceutical company, since September 2001, including Chief Operating Officer from November 2003 to April 2008 and Chief Executive Officer since April 2008. From May, 1996 to August, 2001, he served as Vice President of Operations and Vice President, Controller of AstenJohnson, Inc. (formerly JWI Inc.).  Prior to that Mr. Lapointe spent several years in the Canadian medical products industry in both distribution and manufacturing.  Mr. Lapointe began his career at Price Waterhouse. From his extensive background, Mr. Lapointe has significant experience in the areas of global strategic planning and implementation, business development, corporate finance, and acquisitions.  Mr. Lapointe received his B.A. in Commerce from Concordia University in Montreal, Canada, a graduate diploma in accountancy from McGill University and his M.B.A. from Duke University. He is a C.P.A. in the state of Illinois and a Chartered Accountant in Ontario, Canada.

As a new Board member, the Company granted Mr. Lapointe options to purchase 300,000 shares of the Company’s common stock at a strike price of $0.11 with an expiration date of March 9, 2019. All options vested on March 10, 2009.

On March 11, 2009, the Company entered into a two-year employment agreement (“Employment Agreement”) with Brian L. Hamilton, M.D., Ph.D., pursuant to which Dr. Hamilton will serve as the Company’s Senior Vice President and Chief Medical Officer.

Dr. Hamilton, age 61, began his academic career at the University of Washington and the University of Miami focused on the use of bone marrow transplantation to treat children with congenital immune deficiency, with research in the immunobiology of Graft-versus-Host disease. In the pharmaceutical industry, he has worked with both large pharmaceutical companies (Astra, USA and Wyeth) and several biotechnology companies.  From December 2001 to June 2004, he was Senior Director of Clinical Research with Wyeth Research.  From June 2004 to March 2006, he was Vice President for Clinical and Regulatory Affairs at Merrimack Pharmaceutical.  He was Chief Medical Officer with BioVex from September 2006 to March 2007.  He was a consultant in clinical development as Medical Director with Biopharm Solutions, Inc. from March 2007 to October 2008.  From October 2008 to March 2009, he was Acting Vice President of Medical Affairs with Ziopharm Oncology.  He has expertise in clinical development and regulatory affairs with small molecules, biologics, vaccines, and genetically modified oncolytic viruses in oncology, hematology, rheumatology, and immunology.  At Astra, USA, he had a significant role in the clinical development and registration of both Pulmicort Turbuhaler for the treatment of patients with asthma and Rhinocort Aqua for the treatment of patients with allergic rhinitis.  He received his M.D. and Ph.D. degrees from the University of Washington, with post-graduate training in pediatrics, allergy, immunology, and oncology.

Under the terms of the Employment Agreement, Dr. Hamilton is entitled to an annual base salary of $270,000 and an annual bonus of at least $70,000, payable at the end of each calendar year.  The bonus will be pro-rated for any portion of a year in which Dr. Hamilton is employed by the Company. The Company has also issued Dr. Hamilton stock options to purchase one million shares of the Company’s common stock, of which 250,000 shares vest immediately and the remainder of the options will vest on each three (3) month anniversary of the grant date at a rate of 62,500 options per quarter. The exercise price of the options equals $0.11 per share, the market price of the Company’s common stock as of the close of business on March 11, 2009.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.         Title

10.1	Employment Agreement, dated as of March 11, 2009, between Brian L. Hamilton, M.D., Ph.D., and the Company.

99.1                             Press release issued by DOR BioPharma, Inc. on March 12, 2009.

99.2                             Press release issued by DOR BioPharma, Inc. on March 16, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            DOR BIOPHARMA, INC.

March 16, 2009	by:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D.
President and Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.                     Description

10.1	Employment Agreement, dated as of March 11, 2009, between Brian L. Hamilton, M.D., Ph.D., and the Company.

99.1             Press release issued by DOR BioPharma, Inc. on March 13, 2009.

99.2                             Press release issued by DOR BioPharma, Inc. on March 16, 2009.